                                                      Registration No. 333-39415

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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                ---------------------
                                   AMENDMENT NO. 1
                                          TO
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                ---------------------
                             ACACIA RESEARCH CORPORATION
                (Exact name of Registrant as specified in its charter)

          CALIFORNIA                                       95-4405754
 (State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                       Identification Number)


                               12 SOUTH RAYMOND AVENUE
                              PASADENA, CALIFORNIA 91105
                                    (626) 449-6431


                 (Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)

                                ---------------------


                    KATHRYN KING-VAN WIE, CHIEF OPERATING OFFICER
                             ACACIA RESEARCH CORPORATION
                               12 SOUTH RAYMOND AVENUE
                              PASADENA, CALIFORNIA 91105
                                    (626) 449-6431


              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                ---------------------

                             COPIES OF COMMUNICATIONS TO:
                                THOMAS J. LEARY, ESQ.
                                O'MELVENY & MYERS LLP
                                400 SOUTH HOPE STREET
                          LOS ANGELES, CALIFORNIA 90071-2899
                                    (213) 669-6000

                                ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, subject to market conditions and certain contractual restrictions on transfer.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           CALCULATION OF REGISTRATION FEE


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                                           NUMBER OF SECURITIES   PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              OF EACH CLASS TO      OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED          BE REGISTERED(1)       PER SECURITY(2)        PRICE(2)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value per share            826,400            $9.625(3)           $7,954,100           $2,411.00(4)
                                                   51,870            $7.6875(5)          $  398,751           $  121.00
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------




(1) Includes a number of shares of Common Stock initially issuable upon exercise of certain warrants and options held by the Selling Securityholders and, pursuant to Rule 416 under the Securities Act of 1933, as amended, an indeterminate number of shares of Common Stock as may be issued from time to time upon exercise of such warrants or options by reason of adjustment of the number of shares of Common Stock to be issued upon such exercises under certain circumstances outlined in the Prospectus.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) Pursuant to Rule 457(c), the price of the Common Stock is based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on October 30, 1997.
(4) Previously paid.
(5) Pursuant to Rule 457(c), the price of the Common Stock is based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on November 24, 1997.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS




                             ACACIA RESEARCH CORPORATION
                                  878,270 Shares of
                                     Common Stock


                                ---------------------


    This Prospectus relates to the sale by the securityholders of Acacia Research Corporation (the "Company") named herein (the "Selling Securityholders") of up to an aggregate of 878,270 shares (subject to adjustment in certain circumstances) of common stock, no par value per share (the "Common Stock"), of the Company. 290,200 shares of the Common Stock covered by this Prospectus were issued by the Company to certain of the Selling Securityholders in a private placement completed by the Company in June 1997 (the "1997 Private Placement") pursuant to an exemption from registration contained in Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). An additional 290,200 shares (subject to adjustment in certain circumstances) of the Common Stock covered by this Prospectus are issuable upon the exercise of warrants issued to certain of the Selling Securityholders in the 1997 Private Placement. The remaining 297,870 shares (subject to adjustment in certain circumstances) of Common Stock covered by this Prospectus are issuable upon the exercise of options and other warrants to purchase shares of Common Stock that have been issued by the Company to certain of the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."


    The shares of Common Stock offered by this Prospectus may be sold from time to time by the Selling Securityholders in privately negotiated transactions, in brokers' transactions, to market makers or in block placements, at market prices prevailing at the time of sale or at prices otherwise negotiated. See "Selling Securityholders" and "Plan of Distribution." The Selling Securityholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

    The Company will not receive any of the proceeds from the sale of the shares of Common Stock being sold by the Selling Securityholders pursuant to this Prospectus (although the Company will receive proceeds from the exercise of certain warrants and options by the Selling Securityholders). See "Selling Securityholders." The Company has agreed to bear the expenses incurred in connection with the registration of the shares offered by this Prospectus. The Selling Securityholders will pay or assume brokerage commissions or similar charges incurred in the sale of the shares offered by this Prospectus.


    The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ACRI." The closing sale price of the Common Stock on November 24, 1997, as reported by Nasdaq, was $7.75 per share.


    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.


      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS NOVEMBER 26, 1997.

                                AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits thereto. For further information with respect to the Company, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the public reference facilities maintained at the principal office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained upon written request from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic registration statements made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's Web site (http://www.sec.gov). Statements contained in the Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed (or incorporated by reference) as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at the addresses shown above. Copies of such material can be obtained from the Public Reference Section of the Commission at the address shown above at prescribed rates or through the Commission's Web site. Reports and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ACRI." Certain information, reports and proxy statements of the Company are also available for inspection at the offices of the Nasdaq National Market Reports Section, 1735 K Street, Washington, D.C. 20006.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents, which have been filed by the Company with the Commission, as noted below, are incorporated by reference into this Prospectus:
(a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;
(b) Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996; (c) Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996; (d) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (e) Amendment to Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997; (f) Amendment No. 2 to Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997; (g) Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (h) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (i) Current Report on Form 8-K filed April 29, 1997; (j) Current Report on Form 8-K filed July 21, 1997; (k) Amendment to Current Report on Form 8-K filed July 21, 1997; (l) Amendment No. 2 to Current Report on Form 8-K filed July 21, 1997; (m) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on or about May 11, 1995; and (n) Amendment No. 1 to Form 8-A on Form 8-A/A filed June 5, 1995.


    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this Prospectus, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to in "Incorporation of Certain Information by Reference" which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to the Secretary at Acacia Research Corporation, 12 South Raymond Avenue, Pasadena, California 91105.

                                  PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN. INVESTORS SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                     THE COMPANY

    Acacia Research Corporation, a California corporation (the "Company"), is a capital management company that provides investment advisory services, and also provides management services to and makes direct investments in emerging businesses. The Company's operations are comprised of two lines of business:
(i) investment advisor to domestic and offshore private investment funds; and
(ii) investing in and developing start-up business ventures. The Company is diversified and each business segment is operated independently. See "Risk Factors - No Assurance of Success."

    As a registered investment advisor, the Company currently manages two domestic private investment partnerships whose limited partners are required to be "accredited investors," under Regulation D promulgated under the Securities Act. The Company is also the investment advisor to two offshore investment corporations. Client funds are invested primarily in mid-cap to large-cap U.S. equities. The Company may manage additional private investment partnerships and offshore investment funds in the future. See "Risk Factors - Risks Associated with the Money Management Business; Profitability Uncertain."

    The Company also participates in the formation of emerging or start-up companies in various business fields by arranging for and contributing capital and providing management assistance. Potential ventures are evaluated based on the ability of the business to become viable and reach a significant milestone with the Company's initial investment. See "Risk Factors - Risks Associated with the Emerging Companies."

    The Company has significant economic interests in five companies that it has formed and takes an active role in each company's growth and advancement. The Company holds majority interests in the following companies: (i) 51.4 percent of the outstanding common stock of Soundview Technologies Incorporated, a Delaware corporation ("Soundview Technologies"); (ii) 69.5 percent of the outstanding common stock of MerkWerks Corporation, a California corporation ("MerkWerks"); and (iii) 51.3 percent of the outstanding common stock of CombiMatrix Corporation, a California corporation ("CombiMatrix"). The Company holds minority interests in the following companies: (i) a 30.02 percent membership interest in Greenwich Information Technologies LLC, a Delaware limited liability company ("Greenwich Information Technologies"); and (ii) 18.4 percent of the outstanding common stock of Whitewing Labs, Inc., a Delaware corporation ("Whitewing") (with voting control over 27.3 percent of the common stock in connection with certain loans made by the Company secured by common stock of whitewing). Soundview Technologies, Greenwich Information Technologies, MerkWerks, CombiMatrix, and Whitewing are collective referred to hereinafter as the "Affiliates." See "Risk Factors" for risks associated with each individual Affiliate.

    Soundview Technologies was formed in 1996 and owns intellectual property related to the telecommunications field, which includes audio and video blanking systems, also known as V-chip technology. Soundview Technologies has developed a V-chip retrofit device, the V Chip Converter-TM-, for use in televisions already in existence that will be "deaf" to V-chip signals. Soundview Technologies has begun to pursue business opportunities with television manufacturers, chip manufacturers, and television accessory companies about efficient and cost-effective methods of commercializing its technology. Soundview Technologies has incurred substantial losses and has not had any revenues to date.

    Greenwich Information Technologies was formed in 1996 and is the exclusive marketing and licensing agent for several patents relating to video-on-demand and audio-on-demand technology. To date, Greenwich Information Technologies has incurred substantial losses and has not had any revenues.

    MerkWerks was formed in 1995 and is currently developing a software utility product for use with CD-Recorder, or CD-R, computer drives. The initial version of the product, CD WonderWriter-TM-, will be for the Macintosh platform. MerkWerks anticipates adapting this software for Microsoft-Registered Trademark-Windows-TM- platform. To date, MerkWerks has incurred substantial losses and has not had any revenues.

    CombiMatrix was formed in 1995 and is engaged in a highly specialized and focused research effort to create products which would be used to streamline the drug-discovery process. CombiMatrix is in a developmental stage, has incurred substantial losses and has not generated any revenues to date.

    Whitewing was formed in 1993 and develops and markets a line of nutritional supplement products. Whitewing conducted an initial public offering of its common stock in February 1996. Whitewing stock and warrants trade on the Nasdaq Small Cap Market under the symbols "WWLI" and "WWLI-W," respectively.

    Development of emerging businesses is subject to all of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise, many of which are beyond the Company's ability to control, including uncertain market conditions, product acceptance, cost and availability of capital, and the absence of an operating history. Moreover, the Company expects to encounter competition in the area of business opportunities from other entities having similar business objectives, such as venture capital funds.
Many of these potential competitors may possess greater financial, technical, human and other resources than the Company. Accordingly, there can be no assurance that the Company's plan of operations will be successful or that the Company will be able to achieve or maintain profitable operations. See "Risks Factors - No Assurance of Success" and "Risks Associated with the Emerging Companies."

    The Company has never paid any cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the development and expansion of its business.

    The Company was incorporated in the State of California on January 25, 1993, and conducted its initial public offering on June 15, 1995. The Company's Common Stock trades on the Nasdaq National Market System ("Nasdaq") under the symbol "ACRI."


    The Company maintains its executive offices at 12 South Raymond Avenue, Pasadena, California 91105 and its telephone number is (626) 449-6431.

                                 RECENT DEVELOPMENTS

    In April 1997, the Company appointed Price Waterhouse LLP as its independent auditors for 1997, replacing its former auditors, Finocchiaro & Co.

    In May 1997, MerkWerks announced the completion of an alpha version of its initial software product, CD-WonderWriter-TM-.

    On June 3, 1997, CombiMatrix elected Dr. Paul Low, former President of IBM's General Products Division and General Manager of IBM, to the Board of Directors of CombiMatrix. During his tenure at IBM, Dr. Low was also a member of IBM's Corporate Management Board and had worldwide line responsibility for Technology Products. Dr. Low holds a Ph.D from Stanford University and is currently on the board of several companies, including Applied Materials, Solectron Corp., and VLSI Technology. Dr. Low is the third new board member to join CombiMatrix in recent months. Earlier this year, Mark Edwards, Managing Director of Recombinant Capital and former Manager of Business Development of Chiron Corporation, and Rigdon Currie, former General Partner of Pacific Ventures, were also elected to CombiMatrix's Board of Directors.

    CombiMatrix also recently completed a private equity financing raising approximately $250,000 at $2 per share. The Company owns 3,965,000 shares of CombiMatrix and continues to maintain a majority ownership position.

    In June 1997, the Company sold 290,200 units at a purchase price of $5.00 per unit to 37 accredited investors (the "1997 Private Placement"). The Company's sale of these units was exempt from registration, as a private placement, under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. Each unit consisted of one Common Stock purchase warrant and one share of the Company's Common Stock. Each Common Stock purchase warrant entitles its holder to purchase one share of the Company's Common Stock at an exercise price of $7.50 per share, subject to adjustment, and expires on June 8, 2000. Finders involved in this transaction received finders fees at a rate of $0.50 per unit placed and one finder warrant per ten units placed. Each finder warrant may be exercised prior to June 8, 2000 for one share of the Company's Common Stock at an exercise price of $5.50 per share, subject to adjustment. The Company has the right to redeem all of the warrants issued in the 1997 Private Placement on 30 days prior written notice at a redemption price of $0.01 per warrant if the closing bid price of the Company's Common Stock averages $10.00 or above for 20 consecutive trading days after the Common Stock reaches a closing bid price of at least $10.00 on the Nasdaq national market system. If the Company elects to exercise its redemption right, the holder of the warrant may either exercise the warrant, in whole or in part, or tender the warrant to the Company for redemption, in whole or in part. Within five business days after the end of the 30-day period, the Company will mail a check for the redemption price to the holder of the warrant should the warrant remain outstanding, in whole or in part, as of the end of the 30-day period, whether or not the holder has surrendered the warrant for redemption. The warrant may not be exercised after the end of any such 30-day period.

    On July 6, 1997, the Company purchased from H. Lee Browne and David Schmidt a total of 2,625,000 shares (the "Soundview Shares") of common stock, $.001 par value per share, of Soundview, pursuant to the terms of a Common Stock Purchase Agreement among the Company and each of Messrs. Browne and Schmidt dated July 6, 1997. The Soundview Shares represent 35% of the outstanding capital stock of Soundview. As a result of the transaction, the Company now owns approximately 51% of the outstanding common stock of Soundview.

    The purchase price for the Soundview Shares consisted of a total of 400,000 shares of Common Stock of the Company, $500,000 in cash and the issuance of non-recourse promissory notes to each of Messrs. Browne and Schmidt in the aggregate principal amount of $900,000 (the "Notes"). A portion of the proceeds of the 1997 Private Placement was used to fund the cash component of the transaction. The Notes are due and payable on November 1, 1997 and bear interest at the rate of 6.07% per annum.

The Notes are secured by a pledge of 843,750 shares (in the aggregate) of Soundview common stock pursuant to two Pledge Agreements between the Company on the one hand, and each of Messrs. Browne and Schmidt on the other, dated as of July 6, 1997 (the "Pledge Agreements").

    Pursuant to the Common Stock Purchase Agreement, the Company and each of Messrs. Browne and Schmidt entered into an Amended and Restated Stockholders' Agreement to provide for elections of directors and other matters relating to Soundview. In addition, as part of the transaction, Soundview entered into five year employment agreements with each of Messrs. Browne and Schmidt.


                              FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking statements included in this Prospectus. Such statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth below.


                                     RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY. (SEE "FORWARD-LOOKING STATEMENTS.") FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. PROSPECTIVE PURCHASERS, PRIOR TO MAKING AN INVESTMENT, SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, THE EXHIBITS HERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.


NO ASSURANCE OF SUCCESS:     The Company's operations are comprised of two
                             lines of business: (i) management of private investment funds; and (ii) investing in start-up business ventures. The Company's business operations are subject to numerous risks associated with managing investment funds and establishing new business ventures. Continued implementation of the plan of operations of the Company and each of the Company's new business ventures will be subject to all of the problems, expenses and uncertainties inherent in the establishment of new business enterprises, many of which are subject to outside influences over which the Company has no control, including technological advances and product obsolescence, uncertain market acceptance, increased levels of competition, increases in operating costs including costs of supplies, personnel, and equipment, the availability and cost of capital, reduced margins caused by competitive pressures and changes in general economic conditions and governmental regulation imposed under federal, state or local laws. There can be no assurance that the Company's new business ventures will be able to market any product on a commercial scale, that these new business ventures will ever achieve or maintain profitable operations or that they, or the Company, will be able to remain in business.

RISKS ASSOCIATED WITH THE    Although management of the Company has had
MONEY MANAGEMENT             extensive experience in the investment
BUSINESS; PROFITABILITY      industry, the Company itself is a recently
UNCERTAIN:                   formed business entity and has a short history of
                             operations and only limited revenues. The Company currently manages two domestic partnership funds and two offshore investment funds. The Company invests a portion of its own funds in the domestic partnership funds as a general partner. The
                             Company does not invest Company funds in the offshore investment funds. From its inception through June 30, 1997, the Company has received approximately $370,000 in aggregate performance and management fees from managing the four investment funds. The Company is attempting to increase the assets invested in the various funds it manages. There can be no assurance as to the level of additional capital that the Company will be able to raise for its investment funds.

                             The Company has formulated its plan of operations based on certain assumptions regarding the potential monies that will be invested in its funds under management and the anticipated performance of, and profits that can be realized by, these funds. Although these assumptions are based on the best estimates of management, there can be no assurance that these assessments will prove to be correct. Any future success of the Company will depend upon many factors, including factors which may be beyond the control of the Company or which cannot be predicted at this time. These factors include the amount of assets under management in the Company's investment funds, the performance of those funds, the overall performance of the equity markets in the United States, the success of the Company's stock selecting strategy and other factors. The Company's income from managing the investment funds is comprised of fixed management fees, as well as performance fees which are based on the performance of each individual fund, as the Company receives a percentage of the profit earned by each fund.

POTENTIAL FLUCTUATIONS IN    The Company's operating results may vary
THE FUTURE RESULTS OF        significantly from quarter to quarter due to
OPERATION OF THE             a variety of factors including the amount of
COMPANY:                     money invested in the private investment funds
                             managed by the Company, the performance of such investment funds, the results of operations of the Affiliates, the nature and timing of investments in new businesses by the Company and the timing of the sales of securities of the Affiliates.

                             The Company also expects to incur significant start-up expenses in pursuing and developing new business ventures. To date, the Company has lacked a consistent source of recurring revenue and most of its revenues have come from sales of securities of the Affiliates.

POTENTIAL FLUCTUATIONS IN    To date, Whitewing has experienced substantial
                             operating losses and its

FUTURE RESULTS OF            operating results have varied significantly
OPERATIONS OF THE            from quarter to quarter due to a variety of
AFFILIATES:                  factors.  For further information regarding the
                             nature of and the fluctuations in Whitewing's operating results, potential investors are directed to review Whitewing's filings under the Exchange Act, available from the SEC.

                             CombiMatrix, MerkWerks, Greenwich Information Technologies and Soundview Technologies have generated no revenues to date. The Company anticipates that any results of operations of these Affiliates are likely to vary significantly as a result of a number of factors, including the timing of new product introductions by each of these Affiliates, the novelty of the technology owned by these Affiliates, the strength of each of these Affiliates' intellectual property rights, each Affiliates ability to exploit its technology, the volume and timing of orders received, product line maturation, the impact of price competition, and each Affiliate's ability to access distribution channels. Many of these factors are beyond the control of the Affiliates. There can be no assurance that any Affiliate will experience growth in the future or be profitable on an operating basis in any future period.

RISKS ASSOCIATED WITH THE    Involvement in emerging companies is marked by a
EMERGING COMPANIES:          high degree of risk, including difficulties in
                             selecting ventures with viable business plans and acceptable likelihoods of success and future profitability. There is a high probability of loss associated with investments in start-ups.
                             Identifying and developing each new business opportunity also requires the Company to dedicate significant amounts of financial resources, management attention and personnel, with no assurance in any individual case that these expenditures will prove fruitful.

                             The Company generally invests in start-up ventures with no operating histories, unproven technologies and products and, in some cases, the need for identification and implementation of experienced management. Because of the uncertainties and risks associated with such start-up ventures, investors in the Company should expect substantial losses associated with failed ventures. In addition, markets for venture capital in the United States are increasingly competitive. As a result, the Company faces potential losses of business opportunities and possible deterioration of the terms of available financings and equity investments in start-up ventures. Furthermore, the Company may lack financial resources to fully fund additional ventures in which it could participate and the Company as well as its Affiliates may be dependent upon external financing to provide sufficient capital.

UNCERTAINTY OF EMERGING      COMBIMATRIX.  CombiMatrix was incorporated in
COMPANIES; LACK OF           October 1995 and began operations in April 1996.
MARKET ACCEPTANCE OF         CombiMatrix is developing technologies involving
PRODUCTS:                    combinatorial chemistry, which could represent
                             significant improvements over existing
                             technologies in the speed and cost-effectiveness of drug discovery. CombiMatrix is a development stage company without any current products or revenues. Its current activities relate almost exclusively to research and development.

                             The Company's investment in CombiMatrix is subject to the risks associated with new technologies, including the viability of the technology, unknown market acceptance, difficulties in obtaining financing, the strength of its intellectual property protection, increasing competition, and the ability to convert technology into revenues. In addition, because the technologies critical to the success of this industry are in their infancy, no assurances can be given that CombiMatrix will be able to successfully implement its technologies. In the event its technologies prove to be successful, CombiMatrix intends to pursue collaborations with pharmaceutical companies, which may include the licensing of CombiMatrix's screening libraries and possibly the licensing of internally developed chemical compounds. No assurances can be given that CombiMatrix, even if successful in developing its technologies, would be able to successful implement the collaborative efforts with pharmaceutical companies.

                             CombiMatrix intends to vigorously protect its intellectual property rights. There can be no assurance, however, that CombiMatrix's pending patent applications will issue or that a third party will not violate, or attempt to invalidate, CombiMatrix's intellectual property rights, possibly forcing CombiMatrix to expend substantial legal fees. Successful challenges to certain of CombiMatrix's patents, if issued, would materially adversely affect CombiMatrix's business, operating results, financial condition and prospects.

                             There can be no assurance that certain aspects of CombiMatrix's technology will not be reverse-engineered by third parties without violating CombiMatrix's proprietary rights. CombiMatrix's existing protections also may not preclude competitors from developing products with features and prices similar to or better than those of CombiMatrix.

                             GREENWICH INFORMATION TECHNOLOGIES. Greenwich Information Technologies was formed in June 1996 and is the exclusive marketing and licensing agent for a number of domestic and international patents and other intellectual property pertaining to information-on-demand systems. Although Greenwich Information Technologies believes that it has marketing and licensing rights to enforceable patents, no assurances can be given that other companies will not challenge the underlying patents to these rights or develop competing technologies that do not infringe such patents. Furthermore, whether or not competing products emerge, it is uncertain whether and to what extent Greenwich Information Technologies will be able to profitably market and license its rights to the information-on-demand technology.

                             SOUNDVIEW TECHNOLOGIES. Soundview Technologies was formed in March 1996 to commercialize patent rights of a method of video and audio blanking technology, also known as V-chip technology, that screens objectionable television programming and blocks it from the viewer. Although Soundview Technologies believes that it owns an enforceable patent on its technology, no assurances can be given that other companies will not challenge Soundview Technologies' patent rights or develop competing technologies that do not infringe Soundview Technologies' patent. Additionally, whether or not competing products emerge, it is uncertain whether and to what extent Soundview Technologies will be able to profitably exploit its technology.

                             MERKWERKS. MerkWerks was formed in September 1995 as a software development company, whose first product is expected to be software for use with CD-recordable disk drives for Macintosh platforms. MerkWerks is in the developmental stage and, to date, has not completed the development of any products or generated any revenues. No assurances can be given that MerkWerks will ever be able to successfully market its products or that a market for such products will develop.

                             The success of MerkWerks' software depends on its acceptance by original equipment manufacturers
                             (OEMs) that produce CD-recordable disk drives. MerkWerks strategy is to convince these OEMs of the utility of MerkWerks' software so that the OEMs will install such software in the CD-recordable disk drives prior to their sale to the end-user, which will generate license fees for MerkWerks and generate market acceptance of MerkWerks' platform. No assurances can be given that MerkWerks' software will gain the acceptance of OEMs or ever be incorporated into CD-recordable disk drives.

                             MerkWerks' initial software release is expected to be designed for use with the Macintosh platform. In addition, MerkWerks anticipates adapting its software to the Windows platform. However, it is uncertain whether MerkWerks will be successful in adapting its software to the Windows platform, and, if successful, whether a viable market will develop for this product.

UNCERTAIN REVENUES OF        CombiMatrix, MerkWerks, Greenwich Information
AFFILIATES:                  Technologies and Soundview Technologies have
                             generated no revenues to date and have had substantial losses. Although each of these companies is developing products for marketing and commercial sale, either through direct sales or licensing, no assurances can be given that any of these companies will ever generate meaningful revenues or will ever be profitable.

AFFILIATES' NEED FOR         To date, the Affiliates have primarily relied upon
ADDITIONAL CAPITAL;          the sale of equity securities, including sales to
SUBSEQUENT FINANCINGS:       the Company, to generate the funds needed to
                             finance the implementation of their plans of operations. The Affiliates may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise, or curtail such activities. No assurance can be given that the Affiliates will continue to be able to obtain financing or will obtain financing on favorable terms.

LACK OF MANAGEMENT;          CombiMatrix, MerkWerks, Greenwich Information
NEED FOR MARKETING AND       Technologies and Soundview Technologies have
SALES PERSONNEL:             generated no revenues to date. There can be no
                             assurance these companies will be able to meet their anticipated working capital needs for developing their products. Failure to properly develop these products will prevent these companies from generating meaningful product sales. Further success in developing commercially viable products will create the need for these companies to expand their management personnel.
                             Some of these companies will require the Company's assistance in identifying and implementing experienced management teams and no assurances can be given that these companies will be successful in assembling qualified and effective management teams.

                             Additionally, unlike Greenwich Information
                             Technologies and Soundview Technologies, which intend to license their respective technologies to third parties for commercial exploitation, CombiMatrix and MerkWerks currently intend to develop, manufacture, market and sell their respective products directly to customers.
                             Because CombiMatrix and MerkWerks have not completed the research and development of their products, they have not hired marketing and sales personnel or finalized strategic marketing plans. There can be no assurance that CombiMatrix and MerkWerks will be able to attract and retain qualified marketing and sales personnel or that any marketing efforts undertaken by the companies will be successful.

DEPENDENCE ON KEY            The Company's success will depend on its ability
PERSONNEL; NEED TO RETAIN    to attract, retain and motivate the qualified
PERSONNEL:                   personnel that will be essential to the Company's
                             current plans and future development. The competition for such personnel is intense and there can be no assurance that the Company will be successful in retaining its existing key employees or in attracting and retaining the required additional personnel. In particular, the success of the Company and each Affiliate will also be greatly determined by the retention, motivation and success of the individuals discussed in the following paragraphs regarding the Company and its
                             Affiliates:

                             THE COMPANY. The Company's success will depend to a significant extent upon the continued services of Paul R. Ryan, the Company's President and Chief Executive Officer, who also serves as a co-general partner of the two domestic private investment partnerships and as portfolio manager for the two offshore investment funds. The Company does not maintain key person life insurance coverage with respect to Mr. Ryan.

                             COMBIMATRIX. CombiMatrix's success will depend to a significant extent upon the continued services of, CombiMatrix's Vice President-Research and Development. The Company maintains key person life insurance coverage with respect to this individual in the amount of $1,000,000.

                             GREENWICH INFORMATION TECHNOLOGIES. Greenwich Information Technologies' success will depend to a significant extent upon the continued services of
                             H. Lee Browne, Greenwich Information Technologies' President and Chief Executive Officer. Neither Greenwich Information Technologies nor the Company maintains key person life insurance coverage with respect to Mr. Browne.

                             SOUNDVIEW TECHNOLOGIES. Soundview Technologies' success will depend to a significant extent upon the continued services of H. Lee Browne, Soundview Technologies' President and Chief Executive Officer, and David Schmidt, Soundview Technologies' Vice President and Director of Technology. Neither Soundview Technologies nor the Company maintains key person life insurance coverage with respect to Mr. Browne or Mr. Schmidt.

                             MERKWERKS. MerkWerks' success will depend to a significant extent upon the continued service of James Merkle, Jr., MerkWerks'

                             President. The Company currently maintains key person life insurance coverage with respect to Mr. Merkle in the amount of $1,000,000.

COMPETITION FACING THE       Competition in the investment markets and among
COMPANY'S MONEY              providers of investment management services is
MANAGEMENT BUSINESS:         intense. Some of these competing providers have
                             greater financial, marketing and other resources, as well as greater research capabilities than the Company. The Company believes that its products and services are differentiated from those of its competitors and well-suited for the investment marketplace. However, there can be no assurance that the Company will prove successful in its efforts to attract the desired amount of funds for investment in the funds managed by the Company.

COMPETITION FACING THE       WHITEWING.  The markets for Whitewing's products
AFFILIATES:                  are intensely competitive.  The nutritional
                             supplements market is characterized by frequent product introductions, short product life cycles, rapid price declines and eroding profit margins and evolving customer preferences. In each of its product lines, Whitewing competes and is expected in the future to compete with a large number of companies with significantly greater financial and other resources. Many of Whitewing's current and potential competitors have significantly greater name recognition, research capabilities and financial and technical resources than Whitewing, and many have longstanding positions and established brand names in their markets.

                             COMBIMATRIX. The pharmaceutical and biotechnology industries are subject to intense competition and rapid and significant technological change. Many organizations are actively attempting to identify and optimize compounds and build libraries for potential pharmaceutical development. CombiMatrix will compete directly with the research departments of pharmaceutical companies, biotechnology companies, other combinatorial chemistry companies, and research and academic institutions. Many of these competitors have greater financial and other resources, and more experience in research and development, than CombiMatrix. Historically, pharmaceutical companies have maintained close control over their research activities, including the synthesis, screening, and optimization of chemical compounds. Many of these companies, which represent the greatest potential market for CombiMatrix's services and compounds, are developing combinatorial chemistry and other methodologies to improve productivity. In addition, these companies may already have large collections of compounds previously synthesized or ordered from chemical supply catalogs or other sources against which they may screen new targets. Other sources of compounds include compounds extracted from natural products, such as plants and microorganisms, and compounds created using rational drug design. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which CombiMatrix is working, either on their own or through collaborative efforts.

                             CombiMatrix anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available. CombiMatrix's processes may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of CombiMatrix's competitors. The existing approaches of CombiMatrix's competitors or new approaches or technology developed by CombiMatrix's competitors may be more effective than those developed by CombiMatrix.

                             GREENWICH INFORMATION TECHNOLOGIES. Although Greenwich Information Technologies believes that it has marketing and licensing rights to enforceable patents and other intellectual property relating to video and audio on demand, no assurances can be given that other companies will not develop competing technologies that offer better or less expensive alternatives to those offered by Greenwich Information Technologies. In the event a competing technology emerges, Greenwich Information Technologies would expect substantial competition. Potential competitors could have significantly greater research capabilities and financial and technical resources than Greenwich Information Technologies, and some could have established brand names in the market for such products.

                             SOUNDVIEW TECHNOLOGIES. Soundview Technologies believes that its V-chip technology is protected by enforceable patent rights. However, no assurances can be given that other companies will not develop competing technologies that offer better or less expensive alternatives to those offered by Soundview Technologies. Many potential competitors could have significantly greater research capabilities and financial and technical resources than Soundview Technologies, and some could have established brand names in the market for television products.

                             MERKWERKS.  There are currently at least 25
                             CD-recordable disk drive software packages on the market. MerkWerks' first product is not yet complete or ready for sale. Thus, the acceptance of MerkWerks' software in the market is unproven and speculative. The markets for software products are intensely competitive and are characterized by rapid changes in technological standards. MerkWerks faces competition from large companies with substantial technical, marketing and financial resources, allowing them to aggressively develop, enhance and market competing products. These advantages may allow competitors to dominate distribution channels and to respond more quickly than MerkWerks to emerging technologies or to changing customer requirements. Numerous actions by these competitors, including price reductions and product giveaways, increased promotion, the introduction of enhanced products and product bundling could have a material adverse effect on MerkWerks ability to develop and market its software products and on MerkWerks business, financial condition and operating results.

PROPRIETARY TECHNOLOGY:      The success of the business of CombiMatrix,
                             Greenwich Information Technologies, Soundview
                             Technologies, and MerkWerks relies, to varying degrees, on proprietary technology and the protection and exclusivity thereof. CombiMatrix,
                             Greenwich Information Technologies, and Soundview
                             Technologies will depend largely on the protection of enforceable patent rights. CombiMatrix currently has an application on file with the United States Patent and Trademark Office seeking a patent on its core technology, while Greenwich
                             Information

                             Technologies and Soundview Technologies have patent or rights to patents that have been issued as well as have additional patents pending. MerkWerks intends to rely on a combination of statutory and common law, copyright, trademark and trade secret law, and licensing agreements to protect its software product. No assurances can be given that pending patent applications will issue, third parties will not violate, or attempt to invalidate the Affiliates' intellectual property rights, or certain aspects of the Affiliates' intellectual property will not be reversed-engineered by third parties without violating the Affiliates' proprietary rights.

                             In addition to the protection that may be afforded by patents and the various laws protecting proprietary rights, the Affiliates enter into confidentiality agreements with certain third parties and to generally limits access to information relating to their intellectual property. Despite these precautions, third parties may be able to gain access to and use their intellectual property to develop similar competing technologies and/or products. Any substantial unauthorized use of the Affiliates patent and other proprietary rights, could materially and adversely affect the business and operational results of the Affiliates.

NEW PRODUCTS AND             The markets for each Affiliate's products are also
TECHNOLOGICAL CHANGES        marked by extensive competition, rapidly changing
AFFECTING THE AFFILIATES:    technology, frequent product improvements, and
                             evolving industry standards. The success of each Affiliate will depend on its ability to develop and market new products or enhance existing ones to meet the evolving needs of the market for such products. There can be no assurance that the Affiliates' existing or future products will be successful or profitable. In addition, there can be no assurance that products or technologies developed by others will not render the Affiliates' products noncompetitive or obsolete.
                             There can be no assurance that the Companies' capital requirement will not increase or that the Company will have sufficient revenues, if any, after such time to fund its basic operating requirements or to continue funding new business ventures.

LIMITED OPERATING HISTORY:   The Company commenced operations in 1993 and,
                             accordingly, has a limited operating history.  The
                             Company's prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies with such limited operating histories. Since the Company has a limited operating history, there can be no assurance that its operations will be profitable or that it will generate sufficient revenues to meet its expenditures and support its activities.

NEED FOR ADDITIONAL          To date, the Company has relied upon the sale of
CAPITAL; SUBSEQUENT          equity securities to generate the funds needed to
FINANCINGS:                  finance the implementation of its plan of
                             operations. The Company has in the past also relied on gains from the sale of investment securities, including those of Whitewing,
                             CombiMatrix, Soundview Technologies, and
                             MerkWerks, as well as equity interests in Greenwich Information Technologies as additional sources of revenue. There can be no assurance that the Company's capital requirements will not increase or that the Company will have sufficient revenues, if any, after such time to fund its basic operating requirements or to continue funding new business ventures. The Company may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise. No assurance can be given that such financing may be obtained on terms favorable to the Company.

MINORITY POSITIONS IN        WHITEWING.  The Company currently owns 532,459
CERTAIN AFFILIATES:          shares of the common stock of Whitewing,
                             representing 18.4% of the outstanding shares and has voting control over 789,709 shares of common stock of Whitewing, representing 27.3% of the outstanding shares. R. Bruce Stewart, the Company's Chief Financial Officer, is Chairman of the Board of Directors of Whitewing and Paul Ryan, the Company's President and Chief Executive
                             Officer, is also a member of the Board of Directors of Whitewing, representing half of Whitewing's Board of Directors. This minority position and board representation results in the Company having influence at Whitewing, but not the ability to control the decision-making at Whitewing.

                             GREENWICH INFORMATION TECHNOLOGIES. The Company currently maintains a membership interest of 30.02% in Greenwich Information Technologies. Although a senior member of Greenwich Information Technologies, the Company does not hold a majority of the board of three senior members. Similarly, the Company has no control over the day to day operations of Greenwich Information Technologies, which are directed by the chief executive officer,
                             H. Lee Browne. This minority position results in the inability of the Company to control or direct the decision-making of Greenwich Information Technologies in any meaningful way.

MANAGEMENT AND               The level of management and performance fee
PERFORMANCE FEES:            revenue received by the Company will depend upon
                             the amount of money invested in the funds managed by the Company, which in turn will depend to a large extent upon the performance of the funds managed by the Company. There can be no assurance that the Company will prove successful in raising any additional capital for the investment funds managed by the Company.

INVESTMENT IN THE            As of June 30, 1997, the Company's had $504,389
PARTNERSHIP:                 invested in the two domestic private partnership
                             funds it manages, and may invest additional amounts to acquire or increase its interests in these or other funds. To the extent that the Company's funds are so committed, they will be subject to all of the risks to be encountered by all investors in such funds as a result of the investment strategy adopted for the funds by the Company as a general partner, including the risks associated with short sales, hedging, option trading, trading on margin and other leverage transactions. The investment strategy adopted by the domestic funds managed by the Company, and any other funds it subsequently invests, could result in substantial losses, and these losses could have a material adverse impact on the operational results of the Company. Conversely, if any partnership funds in which Company funds are invested prove to be profitable, the partners thereof, including the Company, will be credited with partnership net income. The Company will thereby incur income tax liability, even if it receives little or no cash distributions from such funds. Since the stated intention of the funds managed by the Company is to reinvest substantially all income and gain allocable to the partners thereof, the Company does not anticipate receiving distributions of cash from the funds to the partners, including the Company, that could be used to pay any income tax on partnership profits.

                             It is the present intention of the Company to limit its investment in certain designated assets, including investments in domestic partnership funds, to an amount not exceeding forty-five percent in the aggregate, of the Company's total assets, to avoid characterization of the Company as an investment company that would be subject to regulation under the Investment Company Act of 1940.

                                   USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Securityholders pursuant to this Prospectus. The Company will receive proceeds upon the exercise of warrants and options to purchase shares of Common Stock held by certain of the Selling Securityholders. See "Selling Securityholders."

                               SELLING SECURITYHOLDERS


    The shares of Common Stock offered pursuant to this Prospectus have been or will be issued to the Selling Securityholders (or their assignees) directly by the Company. An aggregate of 290,200 of the shares of Common Stock offered pursuant to this Prospectus were issued by the Company to certain of the Selling Securityholders in the 1997 Private Placement. An additional 290,200 of the shares of Common Stock offered pursuant to this Prospectus (subject to adjustment under certain circumstances) represent shares issuable to certain of the Selling Securityholders upon exercise of the warrants issued in the 1997 Private Placement (the "1997 Warrants"). The 1997 Warrants may be redeemed by the Company under certain circumstances. See "Recent Developments." The remaining 297,870 shares of Common Stock offered pursuant to this Prospectus (subject to adjustment) represent shares issuable upon the exercise of certain options and other warrants held by certain of the Selling Securityholders. The Company will not receive any of the proceeds from sales of the shares of Common Stock offered pursuant to this Prospectus, although the Company will receive the exercise prices to be paid by the Selling Securityholders upon exercise of the 1997 Warrants and the options and other warrants held by such Selling Securityholders and referenced in the footnotes to the table below. Such funds, when received by the Company, will be used for general corporate purposes.



    The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's Common Stock by the Selling Securityholders as of November 17, 1997 and the number of shares which may be offered pursuant to this Prospectus for the account of each of the Selling Securityholders or their transferees from time to time. Except as described in the footnotes to the table, to the best of the Company's knowledge, none of the Selling Securityholders has had any position, office or other material relationship with the Company or any of its affiliates.





                                    NUMBER OF SHARES        MAXIMUM NUMBER       NUMBER OF SHARES        PERCENT OF CLASS
                                   BENEFICIALLY OWNED       OF SHARES WHICH      BENEFICIALLY OWNED     BENEFICIALLY OWNED
                                        PRIOR TO            MAY BE SOLD IN           AFTER THE              AFTER THE
    SELLING SECURITYHOLDERS            OFFERING(1)         THIS OFFERING(1)         OFFERING(2)            OFFERING(2)
-------------------------------    ------------------      -----------------    ------------------     ------------------
Thomas B. Akin                     40,000                  40,000               0                      0
All Points Management Trust(3)     66,625(4)               58,400               8,225(4)               *
Dr. Brooke P. Anderson(5)          200,800(6)              2,000                198,800(6)             4.97%
Gary W. & Patricia M. Boyett       25,000                  20,000               5,000                  *
H. Lee Browne(7)                   210,000(8)              10,000(8)            200,000                5.29%
Philip J. Chelsvig                 10,000                  10,000               0                      0
Dr. M. Robert and Phyllis
  Ching(9)                         331,014(10)             80,000               251,014(10)            6.52%
Corsair Capital Partners, L.P.     40,000                  40,000               0                      0
Cruttenden Roth, Inc.(11)          100,000(11)             100,000              0                      0
Michael Cunniff(12)                36,000(13)              36,000               0                      0
Dennis R. Don                      12,000                  12,000               0                      0
John D. Drake                      140,000                 40,000               100,000                2.64%
Stanley and Irene Farmer           28,000                  10,000               18,000                 *
Gerald E. Finnell and
  Katherine E. Finnell Living
  Trust                            11,000                  10,000               1,000                  *
Fred F. Finocchiaro(14)            46,500(15)              46,500(15)           0                      0
First Global Securities(16)         4,000(16)               4,000(16)           0                      0
Bernard Freeman Irrevocable
  Trust                            75,000(17)              20,000               55,000(17)             1.45%
Norio Kotani                       10,000                  10,000               0                      0
Ronald V. Krizek                   11,000                  10,000               1,000                  *
David M. Lackey(18)                104,270(19)             26,770(19)           77,500(19)             2.05%
Helen T. Lackey(20)                7,500                   5,000                2,500                  *
Dr. Calvin Layland                 12,000                  4,000                8,000                  *


                                       18


                                    NUMBER OF SHARES        MAXIMUM NUMBER       NUMBER OF SHARES        PERCENT OF CLASS
                                   BENEFICIALLY OWNED       OF SHARES WHICH      BENEFICIALLY OWNED     BENEFICIALLY OWNED
                                        PRIOR TO            MAY BE SOLD IN           AFTER THE              AFTER THE
    SELLING SECURITYHOLDERS            OFFERING(1)         THIS OFFERING(1)         OFFERING(2)            OFFERING(2)
-------------------------------    ------------------      -----------------    ------------------     ------------------
Calvin C. Layland, D.P.M.,
  Inc. Profit Sharing Plan         4,000                   4,000                0                      0
Donald D. Montgomery(21)           12,200(22)              12,000(22)           200                    *
Dominic Mortellaro                 11,000                  10,000               1,000                  *
Morgan Fuller(23)                  1,000(23)               1,000(23)            0                      0
Barry Neville                      11,500                  4,000                7,500                  *
Northlea Partners, Ltd.            22,000                  20,000               2,000                  *
Edward D. Pollock                  13,650                  10,000               3,650                  *
John R. Queen                      10,000                  10,000               0                      0
Gilbert Rivera                     12,000                  10,000               2,000                  *
Paul R. Ryan(24)                   133,000(25)             104,000              29,000                 *
David Schmidt(26)                  210,000(27)             10,000(27)           200,000                5.29%
Frederick L. Simmons               10,000                  10,000               0                      0
Southcoast Financial(28)           500(28)                 500(28)              0                      0
Jens Spitta                        3,350                   2,000                1,350                  *
R. Bruce Stewart(29)               232,100(30)             4,000                228,100(30)            5.60%
Robert B. Stewart(31)              5,050(32)               2,050(32)            3,000                  *
Thomas Stewart(33)                 6,050(34)               2,050(34)            4,000                  *
Wendell Strahan                    35,000                  10,000               25,000                 *
John Tartaglione                   8,000                   8,000                0                      0
Bennett Tremaine                   43,500                  20,000               23,500                 *
Henri Richard Vanyperen            10,000                  10,000               0                      0
Charles E. Wert                    10,000                  10,000               0                      0
Robert E. Witt Trust               11,000                  10,000               1,000                  *
                                                           ------------


                                                  TOTAL:   878,270 Shares


---------------------

*      Less than one percent of class.
(1) Assumes exercise of all 1997 Warrants and all options and other warrants beneficially owned by the Selling Securityholder at the exercise price and for the maximum number of shares permitted as of the date of this Prospectus. Share figures include shares of Common Stock issued in the 1997 Private Placement and underlying the 1997 Warrants as follows:




                                                       SHARES OF COMMON
                                                     STOCK ISSUED IN 1997      SHARES UNDERLYING
              SELLING SECURITYHOLDER                  PRIVATE PLACEMENT          1997 WARRANTS
    -------------------------------------------    -----------------------    -------------------
    Thomas B. Akin                                 20,000                     20,000
    All Points Management Trust                    29,200                     29,200
    Dr. Brooke P. Anderson                         1,000                      1,000
    Gary W. & Patricia M. Boyett                   10,000                     10,000
    H. Lee Browne                                  0                          0
    Philip J. Chelsvig                             5,000                      5,000
    Dr. M. Robert and Phyllis Ching                40,000                     40,000
    Corsair Capital Partners, L.P.                 20,000                     20,000
    Cruttenden Roth, Inc.                          0                          0
    Michael Cunniff                                0                          0
    Dennis R. Don                                  6,000                      6,000
    John D. Drake                                  20,000                     20,000
    Stanley and Irene Farmer                       5,000                      5,000
    Gerald E. Finnell and Katherine E. Finnell
      Living Trust                                 5,000                      5,000
    Fred F. Finocchiaro                            20,500                     20,500


                                      19



    First Global Securities                        0                          0
    Bernard Freeman Irrevocable Trust              10,000                     10,000
    Norio Kotani                                   5,000                      5,000
    Ronald V. Krizek                               5,000                      5,000
    David M. Lackey                                5,000                      5,000
    Helen T. Lackey                                2,500                      2,500
    Dr. Calvin Layland                             2,000                      2,000
    Calvin C. Layland, D.P.M., Inc. Profit
      Sharing Plan                                 2,000                      2,000
    Donald D. Montgomery                           1,000                      1,000
    Dominic Mortellaro                             5,000                      5,000
    Morgan Fuller                                  0                          0
    Barry Neville                                  2,000                      2,000
    Northlea Partners, Ltd.                        10,000                     10,000
    Edward D. Pollock                              5,000                      5,000
    John R. Queen                                  5,000                      5,000
    Gilbert Rivera                                 5,000                      5,000
    Paul R. Ryan                                   2,000                      2,000
    David Schmidt                                  0                          0
    Frederick L. Simmons                           5,000                      5,000
    Southcoast Financial                           0                          0
    Jens Spitta                                    1,000                      1,000
    R. Bruce Stewart                               2,000                      2,000
    Robert B. Stewart                              0                          0
    Thomas Stewart                                 0                          0
    Wendell Strahan                                5,000                      5,000
    John Tartaglione                               4,000                      4,000
    Bennett Tremaine                               10,000                     10,000
    Henri Richard Vanyperen                        5,000                      5,000
    Charles E. Wert                                5,000                      5,000
    Robert E. Witt Trust                           5,000                      5,000




(2) Assumes that each Selling Securityholder will sell all of the shares of Common Stock offered pursuant to this Prospectus, but not any other shares of Common Stock beneficially owned by such Securityholder.
(3)  All Points Management Trust provides consulting services to the Company.
(4) Includes 2,225 shares which are subject to options exercisable at a price of $4.40 per share, expiring August 31, 1999.
(5) Dr. Anderson is a director of the Company and also serves as its Vice President, Research and Development. Dr. Anderson is also a director of MerkWerks and CombiMatrix.
(6) Includes shares which are subject to options as follows: (a) 25,000 shares, at an exercise price of $6.10 per share, expiring March 10, 2001;
     (b) 20,000 shares, at an exercise price of $2.00 per share, expiring March 21, 1999; and (c) 100,000 shares, at an exercise price of $1.50 per share, expiring July 29, 1998.
(7) Mr. Browne is a director and the President and Chief Executive Officer of each of Greenwich Information Technologies and Soundview Technologies.
(8) Share ownership information is based on the information contained in Mr. Browne's Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on October 27, 1997. The share figure includes 10,000 shares which are subject to options exercisable at a price of $5.38 per share, expiring March 21, 2001. These options vest in 2,500 share increments over a four year period, and become fully vested on March 21, 2000. The remaining 200,000 shares beneficially owned by Mr. Browne are the subject of a separate registration statement filed with the Commission. See "Recent Developments."
(9)  Dr. Ching has provided consulting services to the Company.

(10) Includes shares which are subject to options as follows: (a) 20,000 shares, at an exercise price of $1.50 per share, expiring March 21, 1999;
     (b) 30,000 shares, at an exercise price of $2.50 per share, expiring August 31, 1999; (c) 5,000 shares, at an exercise price of $5.25 per share, expiring October 13, 2000; (d) 5,000 shares, at an exercise price of $5.25 per share, expiring October 13, 2000; (e) 1,775 shares, at an exercise price of $5.50 per share, expiring January 29, 2001; and (f) 3,750 shares, at an exercise price of $7.00 per share, expiring August 8, 2001.
(11) In June 1996, the Company entered into an agreement with Cruttenden Roth, Incorporated ("CRI") under which CRI will serve, for a period of up to two years, as a financial advisor to the Company on matters pertaining to selected transactions including, but not limited to, mergers and acquisitions, purchases and sales of shares of minority and majority-owned subsidiaries, general capital markets strategies, capital-raising activities, and other services such as the Company and CRI may mutually see fit. As compensation for these services, CRI has agreed to accept, in lieu of cash compensation, warrants to purchase 100,000 shares of the Company's Common Stock at an exercise price of $6.00 per share. These warrants vest in 50,000 share increments over two years, and expire on June 29, 2002.
(12) Mr. Cunniff from time to time provides consulting services to the Company.
(13) Includes shares which are subject to options as follows: (a) 12,000 shares, exercisable at a price of $5.00 per share, becoming fully vested on November 1, 1997 and expiring on December 2, 1999; and (b) 24,000 shares, exercisable at a price of $7.00 per share, becoming fully vested on November 1, 1998 and expiring on July 1, 2000.
(14) Mr. Finocchiaro is a principal in the accounting firm of Finocchiaro &
     Co., which served as independent auditors of the Company until April
     1997.
(15) Includes warrants to purchase 5,500 shares at a price of $5.50 per share, expiring on June 8, 2000. These warrants were issued as "finders warrants" in connection with the 1997 Private Placement. See "Recent Developments."
(16) First Global Securities acted as a finder in connection with the 1997 Private Placement and, in such capacity, received "finders warrants" to purchase the 4,000 shares reflected in the table at a price of $5.50 per share. These warrants expire on June 8, 2000. See "Recent Developments."
(17) Includes shares which are subject to options as follows: (a) 2,000 shares, exercisable at a price of $2.50 per share, expiring March 29, 1999, in the name of Benjamin Freeman; (b) 4,000 shares, exercisable at a price of $2.50 per share, expiring March 29, 1999, in the name of Gordon Freeman; (c) 2,000 shares, exercisable at a price of $2.50 per share, expiring March 29, 1999, in the name of Heidi Freeman; and (d) 4,000 shares, exercisable at a price of $2.50 per share, expiring March 29, 1999, in the name of Marc Freeman.
(18) Mr. Lackey provides consulting services to the Company. Mr. Lackey also acted as a finder in connection with the 1997 Private Placement. See "Recent Developments."
(19) The share figures include: (a) 12,770 shares which are subject to "finders warrants" issued in connection with the 1997 Private Placement (see "Recent Developments"); and (b) 4,000 shares which are subject to options exercisable at a price of $7.00 per share, becoming fully vested on January 1, 1998 and expiring on July 1, 2000.
(20) Ms. Lackey is the mother of Mr. David Lackey.
(21) Dr. Montgomery is an officer of CombiMatrix.
(22) Includes 10,000 shares which are subject to options exercisable at a price of $6.10 per share, vesting in 2,500 share increments over four years (becoming fully vested on March 10, 2000) and expiring on March 10, 2001.
(23) Morgan Fuller acted as a finder in connection with the 1997 Private Placement and, in such capacity, received "finders warrants" to purchase the 1,000 shares reflected in the table at a price of $5.50 per share. These warrants expire on June 8, 2000. See "Recent Developments."
(24) Mr. Ryan is a director and serves as the President and Chief Executive Officer of the Company. Mr. Ryan is also a party to an agreement with the Company pursuant to which the Company and Mr. Ryan have agreed to act as the general partners of certain private investment funds and co-managers to other investment funds. Under this agreement, the Company is entitled to receive 75 percent, and Mr. Ryan is entitled to receive 25 percent, of the performance and management fees earned in respect of the investment advisory services provided to co-managed investment funds, less certain expenses shared with other parties. Pursuant to this agreement, Mr. Ryan earned approximately $14,000 during fiscal year 1996.

(25) Includes 100,000 shares which are subject to warrants, exercisable at a price of $2.00 per share, expiring January 1, 2000. Also includes 25,000 shares which are subject to options, exercisable at a price of $6.10 per share, expiring March 10, 2001.
(26) Mr. Schmidt is a director and serves as a Vice President of Soundview Technologies. See "Recent Developments."
(27) Includes 10,000 shares which are subject to options exercisable at a price of $5.38 per share, vesting in 2,500 share increments over a four year period, becoming fully vested on March 21, 2000 and expiring on March 21, 2001.
(28) Southcoast Financial acted as a finder in connection with the 1997 Private Placement and, in such capacity, received "finders warrants" to purchase the 500 shares reflected in the table at a price of $5.50 per share. These warrants expire on June 8, 2000. See "Recent Developments."
(29) Bruce Stewart is the Chairman of the Board of Directors and serves as the Chief Financial Officer of the Company. Bruce Stewart has previously served as Chief Executive Officer of the Company. He is the father of Robert and Thomas Stewart.
(30) Includes shares which are subject to options as follows: (a) 150,000 shares, exercisable at a price of $1.50 per share, expiring July 29, 1998;
     (b) 40,000 shares, exercisable at a price of $2.00 per share, expiring March 21, 1999; and (c) 25,000 shares, exercisable at a price of $6.10 per share, expiring March 10, 2001.
(31) Robert B. Stewart has served as the Director of Marketing for the Company since August 18, 1997, and also acted as a finder in connection with the 1997 Private Placement prior to his employment by the Company. See "Recent Developments." Robert B. Stewart is the son of Bruce Stewart and the brother of Thomas Stewart.
(32) Includes "finder warrants" to purchase 2,050 shares at a price of $5.50 per share which were issued in connection with the 1997 Private Placement. These warrants expire on June 8, 2000. See "Recent Developments."
(33) Thomas Stewart acted as a finder in connection with the 1997 Private Placement. See "Recent Developments." Thomas Stewart is the son of Bruce Stewart and the brother of Robert Stewart.
(34) Includes "finder warrants" to purchase 2,050 shares at a price of $5.50 per share which were issued in connection with the 1997 Private Placement. These warrants expire on June 8, 2000. See "Recent Developments."

                              PLAN OF DISTRIBUTION

    The shares of Common Stock offered hereby may be sold by the Selling Securityholders or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the Selling Securityholders as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchase by a broker or dealer as principal and resale by such broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions between the Selling Securityholders and purchasers without a broker-dealer. The Selling Securityholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the Selling Securityholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers and the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales. Except for customary selling commissions in ordinary brokerage transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a Prospectus Supplement. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.


                                    LEGAL MATTERS

    The validity of the shares of Common Stock intended to be sold pursuant to this Prospectus will be passed upon for the Company by O'Melveny & Myers LLP.


                                       EXPERTS


    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996 have been so included in reliance on the report of Finocchiaro & Co., independent accountants, given on the authority of said firm as experts in auditing and accounting. Fred F. Finocchiaro, a principal of Finocchiaro & Co., beneficially owns 20,500 shares of the Company's Common Stock and warrants to purchase an additional 20,500 shares of Common Stock at $7.50 per share and an additional 5,500 shares of Common Stock at $5.50 per share. The shares and warrants beneficially owned by Mr. Finocchiaro were issued in the 1997 Private Placement. See "Recent Developments." Mr. Finocchiaro is one of the Selling Securityholders named in this Prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.







                              --------------------------







                                  TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation of Certain Documents by Reference. . . . . . . . . . . . . . . 2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Forward-Looking Statements . . . . . . . . . . . . . . . . . . . . . . . . . 7
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
Selling Securityholders. . . . . . . . . . . . . . . . . . . . . . . . . . .18
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------





                                   ACACIA RESEARCH
                                     CORPORATION






                                  878,270 SHARES OF
                                     COMMON STOCK










                                  ------------------

                                      PROSPECTUS

                                  ------------------














                                  November 26, 1997



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       PART II
                      INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses in connection with the registration and sale of the Selling Securityholder Securities are as follows:


    SEC registration fee . . . . . . . . . . . . . . . . .      $       2,531
    Printing and engraving . . . . . . . . . . . . . . . .              2,000
    Accounting fees and expenses . . . . . . . . . . . . .              1,000
    Legal fees and expenses. . . . . . . . . . . . . . . .             10,000
    Miscellaneous expenses . . . . . . . . . . . . . . . .              5,000
                                                                       ------

            Total. . . . . . . . . . . . . . . . . . . . .       $     20,531
                                                                 ------------
                                                                 ------------


--------------------

*   Information to be filed by amendment.


ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Articles of Incorporation and Bylaws of the Company, each as amended to date, require the Company to indemnify its officers and directors to the fullest extent permitted by Section 317 of the California General Corporation Law and applicable law. Section 317 of the California General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

ITEM 16.     EXHIBITS


 EXHIBIT
  NUMBER                                      DESCRIPTION
 -------                                      -----------

   4.1 Form of Common Stock Warrant Agreement issued as part of the 1997 Private Placement

   4.2        Form of Specimen Certificate of Company's Common Stock(1)

   5.1 Opinion of O'Melveny & Myers LLP regarding legality of securities being registered

 *23.1        Consent of Finocchiaro & Co.

  23.2        Consent of O'Melveny & Myers LLP (contained in Exhibit 5.1)

 *24.1        Power of Attorney







------------------
         *    Previously filed.

         (1) Previously filed as an exhibit to the Company's Registration Statement on Form SB-2, File No. SB2-33-87368-L.A., and incorporated by reference.

ITEM 17.     UNDERTAKINGS

    The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales ar being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on November 25, 1997.

                        ACACIA RESEARCH CORPORATION



                        By  /s/ Paul R. Ryan
                           ----------------------------------------------------
                           Paul R. Ryan, President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                      TITLE                             DATE


  /s/ Paul R. Ryan     President, Chief Executive Officer      November 25, 1997
---------------------  and Director (Principal Executive
Paul R. Ryan           Officer)



       *               Chief Financial Officer and             November 25, 1997
---------------------  Chairman of the Board (Principal
R. Bruce Stewart       Financial and Accounting Officer)



       *               Vice President, Research and            November 25, 1997
---------------------  Development and Director
Brooke P. Anderson



       *               Director                                November 25, 1997
---------------------
Fred A. de Boom



       *               Director                                November 25, 1997
---------------------
Edward W. Frykman


-------------------------
* By:  /s/ Paul R. Ryan
      Paul R. Ryan
      ATTORNEY-IN-FACT